Exhibit 10.7
NACCO INDUSTRIES, INC.
EXCESS RETIREMENT PLAN
(EFFECTIVE JANUARY 1, 2008)

NACCO INDUSTRIES, INC.
EXCESS RETIREMENT PLAN
          NACCO Industries, Inc. does hereby adopt this Excess Retirement Plan effective January 1, 2008.
ARTICLE I
PREFACE
     Section 1.1 Effective Date. The effective date of the Plan is January 1, 2008.
     Section 1.2 Purpose of the Plan. The purpose of the Plan is to provide for certain Employees: (a) the benefits they would have received under the Retirement Plan (i) but for certain Code limitations; (ii) as a result of their deferral of Compensation hereunder or (iii) the limitations that apply to the Profit Sharing Contributions provided to Highly Compensated Employees and/or (b) additional retirement benefits.
     Section 1.3 Governing Law. The Plan shall be regulated, construed and administered under the laws of the State of Ohio, except when preempted by federal law.
     Section 1.4 Gender and Number. For purposes of interpreting the provisions of the Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.
     Section 1.5 Application of Code Section 409A.
          (a) The Excess 401(k) Sub-Accounts under the Plan are subject to the requirements of Code Section 409A. The Excess Matching Sub-Account, Excess Profit Sharing Sub-Account and the Transitional Sub-Account are intended to be exempt from the requirements of Code Section 409A.
          (b) It is intended that the compensation arrangements under the Plan be in full compliance with the requirements of, or the exceptions to, Code Section 409A. The Plan shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result to Participants or Beneficiaries with respect to any amounts deferred or any payments provided hereunder, including tax treatment under Code Section 409A.
ARTICLE II
DEFINITIONS
          Except as otherwise provided in the Plan, terms defined in the Retirement Plan as they may be amended from time to time shall have the same meanings when used herein, unless a different meaning is clearly required by the context of the Plan. In addition, the following words and phrases shall have the following respective meanings for purposes of the Plan.

     Section 2.1 Account shall mean the record maintained in accordance with Section 3.5 by the Company as the sum of the Participant’s Excess Retirement Benefits hereunder. The Participant’s Account shall be further divided into the Sub-Accounts described in Article III hereof.
     Section 2.2 Beneficiary shall mean the person or persons designated by the Participant as his Beneficiary under the Plan on a form acceptable to the Plan Administrator prior to the Participant’s death. In the absence of a valid designation, a Participant’s Beneficiary shall be the Beneficiary(ies) designated (or deemed designated) under the Retirement Plan.
     Section 2.3 Bonus shall mean any bonus under the Company’s annual incentive compensation plan(s) that would be taken into account as Compensation under the Retirement Plan, which is earned with respect to services performed by a Participant during a Plan Year (whether or not such Bonus is actually paid to the Participant during such Plan Year). An election to defer a Bonus under the Plan must be made before the period in which the services are performed which gives rise to such Bonus.
     Section 2.4 Company shall mean NACCO Industries, Inc. or any entity that succeeds NACCO Industries, Inc. by merger, reorganization or otherwise.
     Section 2.5 Compensation shall have the same meaning as under the Retirement Plan, except that Compensation shall be deemed to include (a) the amount of compensation deferred by the Participant under this Plan and (b) amounts in excess of the limitation imposed by Code Section 401(a)(17). Notwithstanding the foregoing, the timing and crediting of Bonuses hereunder shall be as specified in Section 3.1.
     Section 2.6 Employer shall mean the Company and NACCO Services, LLC.
     Section 2.7 Excess Retirement Benefit or Benefit shall mean an Excess 401(k) Benefit, an Excess Matching Benefit, an Excess Profit Sharing Benefit or a Transitional Benefit (all as described in Article III) that is payable to or with respect to a Participant under the Plan.
     Section 2.8 Fixed Income Fund shall mean the Vanguard Retirement Savings Trust IV investment fund under the Retirement Plan or any equivalent fixed income fund thereunder which is designated by the NACCO Industries, Inc. Retirement Funds Investment Committee as the successor thereto.
     Section 2.9 Key Employee. Effective April 1, 2008, a Participant shall be classified as a Key Employee if he meets the following requirements:
•	The Participant, with respect to the Participant’s relationship with the Company and the Controlled Group Members, met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to Section 416(i)(5)) and the Treasury Regulations issued thereunder at any time during the 12-month period ending on the most recent Identification Date (defined below) and his Termination of Employment occurs during the 12-month period beginning on the most recent Effective Date (defined below). When applying the provisions of Code Section 416(i)(1)(A)(i), (ii) or (iii)

for this purpose: (i) the definition of “compensation” (A) shall be the definition contained in Treasury Regulation Section 1.415(c)-2(d)(4) (i.e., wages and other compensation for which the Employer is required to furnish the Employee with a Form W-2 under Code Sections 6041, 6051 and 6052, plus amounts deferred at the election of the Employee under Code Sections 125, 132(f)(4) or 401(k)) and (B) shall apply the rule of Treasury Regulation Section 1.415-2(g)(5)(ii) which excludes compensation of non-resident alien employees and (ii) the number of officers described in Code Section 416(i)(1)(A)(i) shall be 60 instead of 50.
•	The Identification Date for Key Employees is each December 31st and the Effective Date is the following April 1st. As such, any Employee who is classified as a Key Employee as of December 31st of a particular Plan Year shall maintain such classification for the 12-month period commencing on the following April 1st.

•	Notwithstanding the foregoing, a Participant shall not be classified as a Key Employee unless the stock of NACCO Industries, Inc. (or a related entity) is publicly traded on an established securities market or otherwise on the date of the Participant’s Termination of Employment.
     Section 2.10 Participant.
          (a) For purposes of Section 3.1 and 3.2 of the Plan, the term Participant shall mean a participant in the Retirement Plan (i) who is unable to make all of the Before-Tax Contributions that he has elected to make to the Retirement Plan and/or unable to receive the maximum amount of Matching Employer Contributions under the Retirement Plan due to the Code limits or Retirement Plan limits or as a result of his deferral of Compensation under the Plan and (ii) whose total compensation from the Controlled Group for the Plan Year in which the deferral election is required is at least $125,000.
          (b) For purposes of Section 3.3 of the Plan, the term Participant shall mean (i) the Chief Executive Officer of the Company and (ii) a participant in the Retirement Plan who is unable to receive the maximum amount of Profit Sharing Contributions under the Retirement Plan due to the Code limits, the Retirement Plan limits or as a result of his deferral of Compensation under the Plan.
          (c) For purposes of Section 3.4 of the Plan, the term Participant shall mean the Chief Executive Officer of the Company on January 1, 2008.
          (d) A person shall remain a “Participant” as long as he maintains an Account balance hereunder.
     Section 2.11 Plan shall mean the NACCO Industries, Inc. Excess Retirement Plan, as herein set forth or as duly amended.

     Section 2.12 Plan Administrator shall mean the NACCO Industries, Inc. Benefits Committee (the “Benefits Committee”).
     Section 2.13 Plan Year shall mean the calendar year.
     Section 2.14 Retirement Plan shall mean the NACCO Materials Handling Group, Inc. Profit Sharing Retirement Plan (or any successor plan).
     Section 2.15 Termination of Employment shall mean, with respect to any Participant’s relationship with the Company and the Controlled Group Members, a separation from service as defined in Code Section 409A (and the regulations or other guidance issued thereunder).
     Section 2.16 Valuation Date shall mean the last business day of each calendar month and/or any other date chosen by the Plan Administrator.
ARTICLE III
EXCESS RETIREMENT BENEFITS — CALCULATION OF AMOUNT
     Section 3.1 Basic and Additional Excess 401(k) Benefits.
          (a) Amount of Excess 401(k) Benefits. For periods on and after January 1, 2008, each Participant may, prior to each prior December 31st, by completing an approved deferral election form, direct his Employer to reduce his Compensation for the next Plan Year, by the difference between (i) a certain percentage, in 1% increments, with a maximum of 25%, of his Compensation for the Plan Year, and (ii) the maximum Before-Tax Contributions actually permitted to be contributed for him to the Retirement Plan by reason of the application of the limitations under Sections 402(g), 401(a)(17), 401(k)(3) and 415 of the Code or any other Retirement Plan limits (which amounts shall be referred to as the “Excess 401(k) Benefits”). Notwithstanding the foregoing, a Participant’s direction to reduce a Bonus earned during a particular Plan Year shall be made no later than December 31st of the Plan Year preceding the Plan Year in which the Bonus commences to be earned. Elections to defer Bonuses that were earned in 2007 were made prior to December 31, 2006 under the NACCO Industries, Inc. Unfunded Benefit Plan shall continue in effect hereunder; provided, however, that the payment of those amounts shall be as specified in Article VI hereof.
          (b) Classification of Excess 401(k) Benefits. The Excess 401(k) Benefits for a particular Plan Year shall be calculated monthly and shall be further divided into the “Basic Excess 401(k) Benefits” and the “Additional Excess 401(k) Benefits” as follows:
(i)	The Basic Excess 401(k) Benefits shall be determined by multiplying each Excess 401(k) Benefit by a fraction, the numerator of which is the lesser of the percentage of Compensation elected to be deferred in the deferral election form for such Plan Year or 5%, and the denominator of which is the percentage of Compensation elected to be deferred; and

(ii)	The Additional Excess 401(k) Benefits (if any) shall be determined by multiplying such Excess 401(k) Benefit by a fraction, (1) the numerator of which is the excess (if any) of the percentage of Compensation elected to be deferred in the deferral election form for such Plan Year over 5%, and (2) the denominator of which is the percentage of Compensation elected to be deferred.
The Basic Excess 401(k) Benefits shall be credited to the Basic Excess 401(k) Sub-Account under the Plan and the Additional Excess 401(k) Benefits shall be credited to the Additional Excess 401(k) Sub-Account hereunder. The Basic and Additional Excess 401(k) Sub-Accounts shall be referred to collectively as the “Excess 401(k) Sub-Account.”
          (c) Consequences of Deferral Election. Any direction by a Participant to defer Compensation under Subsection (a) shall be effective with respect to Compensation otherwise payable to the Participant for the Plan Year for which the deferral election form is effective, and the Participant shall not be eligible to receive such Compensation. Instead, such amounts shall be credited to the Participant’s Basic and Additional Excess 401(k) Sub-Accounts (as applicable) hereunder. Any such direction shall be irrevocable with respect to Compensation earned for such Plan Year, but shall have no effect on Compensation that is earned in subsequent Plan Years. A new deferral election will be required for each Plan Year.
     Section 3.2 Excess Matching Benefits. A Participant shall have credited to his Excess Matching Sub-Account an amount equal to the Matching Employer Contributions attributable to his Basic Excess 401(k) Benefits that he is prevented from receiving under the Retirement Plan because of the limitations imposed under Code Sections 402(g), 401(a)(17), 401(k)(3), 401(m) and 415 of the Code or as a result of his deferral of Compensation under this Plan (the “Excess Matching Benefits”).
     Section 3.3 Excess Profit Sharing Benefits. Effective for Plan Years commencing on or after January 1, 2008, a Participant shall have credited to his Excess Profit Sharing Sub-Account an amount equal to the excess, of any, of (a) the Profit Sharing Contribution that would have been made to the Retirement Plan if (i) the Participant was a participant in such Plan and (ii) such Plan did not contain the limitations imposed under Code Sections 401(a)(17) and 415, any limitations on the Profit Sharing Contributions payable to Highly Compensated Employees and the term “Compensation” (as defined in Section 2.5 of the Plan) were used for purposes of determining the amount of Profit Sharing Contributions under the Retirement Plan, over (b) the amount of Profit Sharing Contributions (if any) that are actually made to the Retirement Plan on behalf of the Participant for such Plan Year (the “Excess Profit Sharing Benefits”).
     Section 3.4 Transitional Benefits. The Participant described in Section 2.10(c) shall have credited to his Transitional Sub-Account an amount (the “Transitional Benefits”) equal to (a) $60,433 on December 31, 2008 and (b) in each subsequent Plan Year, an amount that is 4% greater than the amount that was credited under this Section 3.4 for the prior Plan Year. The Transitional Benefits described in the preceding sentence shall be credited annually as of each December 31st; provided that the Participant is employed by the Company on such date.
     Section 3.5 Participant’s Accounts. Each Employer shall establish and maintain on its books an Account for each Participant who is its Employee, which shall contain the following entries:

          (a) Credits to a Basic or Additional Excess 401(k) Sub-Account for the amounts described in Section 3.1, which shall be credited to the Sub-Account when a Participant is prevented from making a Before-Tax Contribution under the Retirement Plan.
          (b) Credits to an Excess Matching Sub-Account for the Excess Matching Benefits described in Section 3.2, which shall be credited to the Sub-Account when a Participant is prevented from receiving Matching Employer Contributions under the Retirement Plan.
          (c) Credits to an Excess Profit Sharing Sub-Account for the Excess Profit Sharing Benefits described in Section 3.3, which shall be credited to the Sub-Account at the time the Profit Sharing Contributions are otherwise credited to the Participant’s account under the Retirement Plan.
          (d) Credits to the Transitional Sub-Account for the Transitional Benefits at the time described in Section 3.4.
          (e) Credits to all Sub-Accounts for the earnings and the uplift described in Article IV.
          (f) Debits for any distributions made from the Sub-Accounts.
ARTICLE IV
EARNINGS/UPLIFT
     Section 4.1 Earnings. Subject to Section 4.3, at the end of each calendar month during a Plan Year, the Excess 401(k) Sub-Account, Excess Matching Sub-Account and Transitional Sub-Account of each Participant shall be credited with earnings in an amount determined by multiplying such Participant’s weighted average daily Sub-Account balance during such month by the blended rate earned during such month by the Fixed Income Fund. However, no earnings shall be credited for the month in which the Participant receives a distribution from his Sub-Account.
     Section 4.2 Uplift on Plan Payments. In addition to the earnings described in Section 4.1, the balance of the Basic Excess 401(k) Sub-Account, the Excess Matching Sub-Account, the Transitional Sub-Account and the Excess Profit Sharing Sub-Account as of the last day of the month prior to the payment date shall each be increased by an additional 15%.
     Section 4.3 Changes/Limitations.
          (a) The Compensation Committee may change (or suspend) (i) the earnings rate credited on Sub-Accounts and/or (ii) the amount of the uplift under the Plan at any time.
          (b) Notwithstanding any provision of the Plan to the contrary, in no event will earnings on Sub-Accounts for a Plan Year (excluding the uplift described in Section 4.2) be credited at a rate which exceeds 14%.

ARTICLE V
VESTING
     Section 5.1 Vesting. All Participants shall be immediately 100% vested in all amounts credited to their Account hereunder.
ARTICLE VI
DISTRIBUTION OF BENEFITS
     Section 6.1 Time and Form of Payment. All amounts credited to a Participant’s Sub-Accounts for each Plan Year (including the Excess Profit Sharing Benefits for the Plan Year, the uplift and any earnings that are credited after the end of the Plan Year) shall automatically be paid to the Participant (or his Beneficiary) in the form of a single lump sum payment on March 15th of the immediately following Plan Year.
     Section 6.2 Other Payment Rules and Restrictions.
          (a) Payments Violating Applicable Law. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that the Company reasonably anticipates that the making of such payment would violate Federal securities laws or other applicable law (provided that the making of a payment that would cause income taxes or penalties under the Code shall not be treated as a violation of applicable law). The deferred amount shall become payable at the earliest date at which the Company reasonably anticipates that making the payment will not cause such violation.
          (b) Delayed Payments Due to Solvency Issues. Notwithstanding any provision of the Plan to the contrary, an Employer shall not be required to make any payment hereunder to any Participant or Beneficiary if the making of the payment would jeopardize the ability of the Employer to continue as a going concern; provided that any missed payment is made during the first calendar year in which the funds of the Employer are sufficient to make the payment without jeopardizing the going concern status of the Employer.
          (c) Key Employees. Notwithstanding any provision of the Plan to the contrary, to the extent a particular Sub-Account is subject to the requirements of Code Section 409A, the distribution of such Sub-Account to Key Employees made on account of a Termination of Employment may not be made before the 1st day of the 7th month following such Termination of Employment (or, if earlier, the date of death), except for payments made on account of (i) a QDRO (as specified in Section 7.5) or (ii) a conflict of interest or the payment of FICA taxes (as specified in Subsection (d) below). Any amounts that are otherwise payable to the Key Employee during the 6-month period following his Termination of Employment shall be accumulated and paid in a lump sum make-up payment within 10 days following the 1st day of the 7th month following Termination of Employment.
          (d) Acceleration of Payments. Notwithstanding any provision of the Plan to the contrary, to the extent the payment of a particular Sub-Account is subject to the requirements of Code Section 409A, the payment of Sub-Accounts hereunder may be accelerated (i) to the extent necessary to comply with federal, state, local or foreign ethics or conflicts of interest laws or agreements or (ii) to the extent necessary to pay the FICA taxes imposed on benefits hereunder under Code Section 3101, and the income withholding taxes related thereto. Payments may also be accelerated if the Plan (or a portion thereof) fails to satisfy the requirements of, or exceptions to, Code Section 409A; provided that the amount of any payment from a Sub-Account that is subject to Code Section 409A may not exceed the amount required to be included as income as a result of the failure to comply with Code Section 409A.
     Section 6.3 Withholding/Taxes. To the extent required by applicable law, the Employer shall withhold from the Excess Retirement Benefits hereunder any income, employment or other taxes required to be withheld therefrom by any government or government agency.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Liability of Employer. Nothing in the Plan shall constitute the creation of a trust or other fiduciary relationship between the Employer and any Participant, Beneficiary or any other person.
     Section 7.2 Limitation on Rights of Participants and Beneficiaries — No Lien. The Plan is designed to be an unfunded, nonqualified plan. Nothing contained herein shall be deemed to create a trust or lien in favor of any Participant or Beneficiary on any assets of the Employer. The Employer shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Employer for use in connection with the Plan. No Participant or Beneficiary or any other person shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Employer prior to the time that such assets are paid to the Participant or Beneficiary as provided herein. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Participant’s Employer.
     Section 7.3 No Guarantee of Employment. Nothing in the Plan shall be construed as guaranteeing future employment to Participants. A Participant continues to be an Employee of an Employer solely at the will of the Employer subject to discharge at any time, with or without cause.
     Section 7.4 Payment to Guardian. If a Benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Plan Administrator may direct payment of such Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Benefit. Such distribution shall completely discharge the Company from all liability with respect to such Benefit.
     Section 7.5 Anti-Assignment/Early Payment Due to QDRO. No right or interest under the Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.

Notwithstanding the foregoing, the Plan Administrator shall honor a qualified domestic relations order (“QDRO”) from a state domestic relations court which requires the payment of part of all or a Participant’s or Beneficiary’s Account under the Plan to an “alternate payee” as defined in Code Section 414(p).
     Section 7.6 Severability. If any provision of the Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
     Section 7.7 Effect on Other Benefits. Benefits payable to or with respect to a Participant under the Retirement Plan or any other Company-sponsored (qualified or nonqualified) plan, if any, are in addition to those provided under the Plan.
     Section 7.8 Liability for Payment/Expenses. Each Employer shall be solely liable for the payment of the Excess Retirement Benefits that are payable to or on behalf of its Employees hereunder. Expenses of administering the Plan shall be paid by the Employer, as directed by the Company.
ARTICLE VIII
ADMINISTRATION OF PLAN
     Section 8.1 Administration.
          (a) In general. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants, or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to Excess Retirement Benefits hereunder and, if so, the amount and duration of such Benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the claims procedures outlined in Section 8.3 hereof.
          (b) Delegation of Duties. The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Excess Retirement Benefits, to a named administrator or administrators.
     Section 8.2 Regulations. The Plan Administrator may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the claims procedure outlined in Section 8.3 hereof, be final and binding on all persons.
     Section 8.3 Claims Procedures. The Plan Administrator shall determine the rights of any person to any Excess Retirement Benefits hereunder. Any person who believes that he has not received the Excess Retirement Benefits to which he is entitled under the Plan may file a claim in writing with the Plan Administrator. The Plan Administrator shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90 day period), either allow or deny the claim in writing.
          A denial of a claim by the Plan Administrator, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:
(a)	the specific reasons for the denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the claim review procedure and the time limits applicable thereto (including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review).
          A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Plan Administrator a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his claim. If such an appeal is so filed within such 60 day period, the Company’s Compensation Committee (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. For this purpose, the Compensation Committee (or its delegate) shall have the same power to interpret the Plan and make findings of fact thereunder as is given to the Plan Administrator under Section 8.1(a) above.
          The Compensation Committee (or its delegate) shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. In addition, the notice of adverse determination shall also include statements that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
     Section 8.4 Revocability of Action/Adjustment. Any action taken by the Plan Administrator or the Compensation Committee with respect to the rights or benefits under the Plan of any person shall be revocable as to payments not yet made to such person. In addition, the acceptance of any Excess Retirement Benefits under the Plan constitutes acceptance of and agreement to the Plan making any appropriate adjustments in future payments to any person (or to recover from such person) any excess payment or underpayment previously made to him.
     Section 8.5 Amendment. The Company (with the approval or ratification of the Compensation Committee) may at any time amend any or all of the provisions of the Plan, except that, without the prior written consent of the affected Participant, no such amendment may (a) reduce the amount of any Participant’s Sub-Account balance as of the date of such amendment or (b) alter the time of payment provisions described in Article VI of the Plan, except for any amendments that are required to bring such provisions into compliance with the requirements of (or exceptions to) Code Section 409A or that accelerate the time of payment (and comply with Code Section 409A solely to the extent a particular Sub-Account is subject to the requirements of Code Section 409A). Any amendment shall be in the form of a written instrument executed by an officer of the Company. Subject to the foregoing provisions of this Section, such amendment shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution.
     Section 8.6 Termination. The Company, in its sole discretion, may terminate the Plan (or any portion thereof) at any time and for any reason whatsoever, except that, without the prior written consent of the affected Participant, no such termination may (i) reduce the amount of any Participant’s Sub-Account balance as of the date of such termination or (ii) alter the time of payment provisions described in Article VI of the Plan, except for a termination that accelerates the time of payments (and complies with Code Section 409A solely to the extent a particular Sub-Account is subject to the requirements of Code Section 409A). Any such termination shall be expressed in the form of a written instrument executed by an officer of the Company, with the approval or ratification of the Compensation Committee. Subject to the foregoing provisions of this Section, such termination shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution. Written notice of any termination shall be provided to the Participants at a time determined by the Plan Administrator.
     Executed this 14th day of December, 2007.

NACCO INDUSTRIES, INC.
By:	/s/ Charles A. Bittenbender
	Title:	Vice President, General Counsel and Secretary